UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2024

Monroe Capital Income Plus Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-01301	83-0711022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 258-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On November 21, 2024 (the “Refinancing Date”), Monroe Capital Income Plus ABS Funding II, LLC (the “Issuer”), an indirect, wholly owned, consolidated subsidiary of Monroe Capital Income Plus Corporation (the “Company”) completed a $255,000,000 asset-backed securitization (the “2024 Asset-Backed Securitization”) refinancing the asset-backed securitization completed by the Company on September 15, 2023 (the “Original Closing Date”). The 2024 Asset-Backed Securitization is a secured financing incurred by the Issuer, a subsidiary of the Company, which is consolidated by the Company and subject to its overall asset coverage requirement.

On the Refinancing Date and in connection with the 2024 Asset-Backed Securitization, the Issuer entered into a Note Purchase Agreement (the “Purchase Agreement”) with Jefferies LLC, as the initial purchaser (the “Initial Purchaser”) and NatWest Markets Securities Inc., as the placement agent (the “Placement Agent”), pursuant to which the Issuer agreed to sell to the Initial Purchaser certain of the notes to be issued pursuant to an amended and restated indenture entered into on the Refinancing Date (the “Indenture”) as part of the 2024 Asset-Backed Securitization .

The Notes offered in the 2024 Asset-Backed Securitization consist of $163,200,000 of Class A Senior Secured Notes, which bear an interest at the benchmark plus 2.35% (the “Class A Notes”), $25,500,000 of Class B Senior Secured Notes, which bear interest at 8.81% (the “Class B Notes”) and $20,400,000 of Class C Senior Secured Notes, which bear interest at 11.95% (the “Class C Notes” and collectively with the Class A Notes and the Class B Notes, the “Secured 2024 Notes”). The Issuer also previously issued $65,319,000 of non-interest bearing Subordinated Notes, which on the Refinancing Date, had their maturity dates extended to 2035 and were paid down and reduced to an outstanding principal balance of $45,900,000 (the “Subordinated Notes” and together with the Secured 2024 Notes, the “2024 Notes”). The 2024 Notes are due on November 22, 2035. The Secured 2024 Notes were issued through a private placement through the Initial Purchaser and Placement Agent. The Company continued to retain all of the Subordinated Notes for the purpose of satisfying the risk retention requirements pursuant to a subordinated note purchase agreement entered into as of the Original Closing Date.

The 2024 Asset-Backed Securitization is secured by a diversified portfolio consisting primarily of middle market loans, recurring revenue loans and participation interests managed by Monroe Capital BDC Advisors, LLC (“Monroe BDC Advisors”). Through November 21, 2026, all principal collections received on the underlying collateral may be used by the Issuer to purchase new collateral under the direction of Monroe BDC Advisors, in its capacity as collateral manager of the Issuer, in accordance with the Company’s investment strategy and subject to customary conditions set forth in the documents governing the 2024 Asset-Backed Securitization, allowing the Company to maintain the initial leverage in the 2024 Asset-Backed Securitization .

The Issuer used the proceeds from the 2024 Asset-Backed Securitization to, among other things, redeem the secured notes previously issued by the Issuer on the Original Closing Date.

Under the terms of the Amended and Restated Loan Sale and Contribution Agreement (the “Loan Sale Agreement”), the Company has sold and/or contributed, and from time to time may sell and/or contribute, its ownership interest in the portfolio company investments securing the 2024 Asset-Backed Securitization and participations in return for a purchase price equal to the market value of such portfolio company investments. Following these transfers, the Issuer holds all of the ownership interest in such portfolio company investments and participations. The Company made customary representations, warranties and covenants in the Loan Sale Agreement.

The Secured 2024 Notes are the secured obligation of the Issuer, and the indenture governing the Secured 2024 Notes includes customary covenants and events of default. The 2024 Notes have not been and will not be, registered under the Securities Act of 1933, as amended, or any state “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

Monroe BDC Advisors serves as collateral manager to the Issuer under an amended and restated collateral management agreement entered into on the Refinancing Date (the “Collateral Management Agreement”) and is entitled to receive a fee for providing these services; however Monroe BDC Advisors has elected to waive such fee.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amended and Restated Indenture dated as of November 21, 2024, by and between Monroe Capital Income Plus ABS Funding II, LLC, as Issuer, and U.S. Bank Trust Company, National Association, as Trustee.

10.2	Amended and Restated Collateral Management Agreement, dated as of November 21, 2024, by and between Monroe Capital Income Plus ABS Funding II, LLC, as Issuer and Monroe Capital BDC Advisors, LLC, as Collateral Manager.

10.3	Amended and Restated Loan Sale Agreement, dated as of November 21, 2024, by and between Monroe Capital Income Plus Corporation, as Seller and Monroe Capital Income Plus ABD Funding II, LLC, as Buyer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monroe Capital Income Plus Corporation

Date: November 27, 2024	By:	/s/ Lewis W. Solimene, Jr.
Lewis W. Solimene, Jr.
Chief Financial Officer and Chief Investment Officer